Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-216348, 333-209957, 333-205125 on Form S-8 and Registration Statement No. 333-218159 on Form S-3ASR of our reports dated March 1, 2018, relating to the consolidated financial statements of MINDBODY, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 1, 2018